Exhibit 99.1
Ellington Residential Mortgage REIT Reports Fourth Quarter 2020 Results
OLD GREENWICH, Connecticut—February 16, 2021
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended December 31, 2020.
Highlights
•Net income of $7.4 million, or $0.60 per share; full year 2020 net income of $20.1 million, or $1.63 per share.
•Core Earnings1 of $4.2 million, or $0.34 per share.
•Book value of $13.48 per share as of December 31, 2020, which includes the effect of a fourth quarter dividend of $0.28 per share. Economic return of 4.5% for the quarter, and 13.1% for the full year.
•Net interest margin2 of 2.12%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 21.0%.
•Dividend yield of 9.1% based on the February 12, 2021 closing stock price of $12.26.
•Debt-to-equity ratio of 6.1:1 as of December 31, 2020.
•Net mortgage assets-to-equity ratio of 5.6:1 3as of December 31, 2020.
•Cash and cash equivalents of $58.2 million as of December 31, 2020, in addition to other unencumbered assets of $47.4 million.
Fourth Quarter 2020 Results
"During the fourth quarter, our Agency RMBS assets outperformed their hedges, and Ellington Residential had another excellent quarter, concluding what has been a remarkable year of outperformance for us," said Laurence Penn, Chief Executive Officer and President. "Throughout March and early April, our disciplined risk and liquidity management protected book value and preserved liquidity, enabling EARN to withstand the extreme market-wide volatility and liquidity crunch. We emerged with a strong liquidity position and took full advantage of the extraordinary opportunities presented in the aftermath of the crisis. For the full year 2020, EARN generated an economic return of 13.1%, a total return on its stock of 36%4, and core earnings that significantly exceeded dividends—dividends that we kept constant throughout the crisis and throughout the year.
"During the fourth quarter, Federal Reserve purchasing activity continued to support the Agency RMBS market, and despite higher long-term interest rates, we again benefited from the strong performance of our specified pools as well as attractive dollar rolls in our long current-coupon TBA positions. In addition, our non-Agency RMBS portfolio had another excellent quarter, as yield spreads in that sector continued to revert towards pre-COVID levels. Meanwhile, the rise in long-term interest rates and underperformance of high-coupon TBAs generated significant net gains on our hedges. Similar to the prior quarter, we held net long positions in current-coupon TBAs and net short positions in high-coupon TBAs, and that positioning again paid off.
"EARN's outstanding 2020 performance follows its excellent performance in 2019, when EARN generated an annual economic return of 14.6%. Clearly, the operating and investment environments of 2019 and 2020 could not have been more different. Nevertheless, EARN was able to prosper in both periods, and by doing so I believe that we have emphatically demonstrated our ability to deliver strong and steady returns in a diversity of market environments, across market cycles. We look forward to meeting the challenges and opportunities to come in 2021."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of December 31, 2020 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.08 billion and $(156.3) million, respectively, and total shareholders' equity was $166.4 million.
4 Assumes reinvestment of dividends in additional shares.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of December 31, 2020 and September 30, 2020:

	December 31, 2020					September 30, 2020
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$77,578	$83,159	$107.19	$80,144	$103.31	$80,451	$86,213	$107.16	$83,106	$103.30
20-year fixed-rate mortgages	42,559	44,763	105.18	44,247	103.97	36,481	37,933	103.98	37,757	103.50
30-year fixed-rate mortgages	763,563	834,881	109.34	799,360	104.69	781,388	854,443	109.35	818,178	104.71
ARMs	19,459	20,442	105.05	19,981	102.68	22,518	23,590	104.76	23,011	102.19
Reverse mortgages	61,653	67,474	109.44	65,494	106.23	67,233	74,246	110.43	71,281	106.02
Total Agency RMBS	964,812	1,050,719	108.90	1,009,226	104.60	988,071	1,076,425	108.94	1,033,333	104.58
Non-Agency RMBS	23,140	17,612	76.11	15,369	66.42	32,062	24,580	76.66	21,993	68.60
Total RMBS(2)	987,952	1,068,331	108.14	1,024,595	103.71	1,020,133	1,101,005	107.93	1,055,326	103.45
Agency IOs	n/a	13,049	n/a	15,434	n/a	n/a	12,615	n/a	14,640	n/a
Total mortgage-backed securities		$1,081,380		$1,040,029			$1,113,620		$1,069,966
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.
The Company's Agency RMBS holdings decreased by 2% to $1.051 billion as of December 31, 2020, from $1.076 billion as of September 30, 2020. Over the same period, the Company's non-Agency RMBS holdings decreased by approximately 28% to $17.6 million, from $24.6 million, as the Company continued to monetize gains in this sector in the fourth quarter. The Company's Agency RMBS portfolio turnover was 2% for the quarter, as compared to 16% in the prior quarter.
Shareholders' equity increased during the quarter, and combined with a smaller overall RMBS portfolio, the Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 6.1:1 as of December 31, 2020, as compared to 6.5:1 as of September 30, 2020. In addition to a smaller overall RMBS portfolio and larger shareholders' equity, the Company also reduced the size of its net short TBA position quarter over quarter; as a result, the Company's net mortgage assets-to-equity ratio was unchanged at 5.6:1 as of both December 31, 2020 and September 30, 2020. Similar to the prior quarter end, substantially all of the Company's borrowings were secured by specified pools as of December 31, 2020.
As of December 31, 2020, the Company had cash and cash equivalents of $58.2 million, along with other unencumbered assets of $47.4 million. This compares to cash and cash equivalents of $35.4 million and unencumbered assets of $53.6 million held by the Company at December 31, 2019. Earlier in 2020, in response to the significant volatility caused by the spread of COVID-19, the Company strategically reduced the size of its portfolio in order to lower its leverage and enhance its liquidity position. As of December 31, 2020, the size of the Company's portfolio and its debt-to-equity ratio remained lower than historical averages, while its cash and cash equivalents remained higher than historical averages.
The Company's Agency RMBS portfolio delivered strong results in the fourth quarter as Agency RMBS yield spreads tightened. The primary drivers of these results were strong net interest income on Agency RMBS investments, net realized and unrealized gains on long TBA holdings, driven by Federal Reserve purchasing activity, and net realized and unrealized gains on interest rate hedges as long-term interest rates rose, and high-coupon TBAs, which the Company held short, underperformed. A portion of this income was offset by net realized and unrealized losses on the Company's Agency RMBS investments, driven largely by elevated prepayment activity. Average pay-ups on the Company's specified pools decreased to 2.40% as of December 31, 2020, as compared to 2.55% as of September 30, 2020, primarily because its new purchases during the quarter consisted mainly of lower-pay-up pools. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and to a lesser extent through the use of short positions in TBAs, U.S. Treasury securities, and futures. Similar to the third quarter, the Company ended the fourth quarter with a small net short overall TBA position on a notional basis while maintaining a small net long overall TBA position as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

In the fourth quarter, the Company continued to sell down its non-Agency RMBS portfolio opportunistically, generating net realized gains. The Company expects to continue to vary its allocation to non-Agency RMBS as market opportunities change over time.
Net interest margin and core earnings decreased quarter over quarter. These decreases were driven by lower asset yields, which more than offset a lower cost of funds, mainly on the Company's repo borrowings.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended December 31, 2020 and September 30, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	December 31, 2020	September 30, 2020
Net Income (Loss)	$7,394	$8,118
Adjustments:
Net realized (gains) losses on securities	(862)	(4,987)
Change in net unrealized (gains) losses on securities	2,259	4,575
Net realized (gains) losses on financial derivatives	(2,395)	648
Change in net unrealized (gains) losses on financial derivatives	(2,338)	(2,803)
Net realized gains (losses) on periodic settlements of interest rate swaps	(648)	(271)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	267	(148)
Deferred offering costs expensed	—	39
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	559	(405)
Subtotal	(3,158)	(3,352)
Core Earnings	$4,236	$4,766
Weighted Average Shares Outstanding	12,336,088	12,323,044
Core Earnings Per Share	$0.34	$0.39

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 17, 2021, to discuss its financial results for the quarter ended December 31, 2020. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 9224889. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, February 17, 2021, at approximately 2:00 p.m. Eastern Time through Wednesday, March 3, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 9224889. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 12, 2020 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2020	September 30, 2020	December 31, 2020
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$6,174	$7,776	$27,320
Interest expense	(716)	(819)	(9,965)
Total net interest income	5,458	6,957	17,355
EXPENSES
Management fees to affiliate	626	611	2,357
Professional fees	199	237	1,242
Compensation expense	175	140	608
Insurance expense	82	82	322
Other operating expenses	318	336	1,297
Total expenses	1,400	1,406	5,826
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	862	4,987	12,117
Net realized gains (losses) on financial derivatives	2,395	(648)	(13,204)
Change in net unrealized gains (losses) on securities	(2,259)	(4,575)	15,625
Change in net unrealized gains (losses) on financial derivatives	2,338	2,803	(5,955)
Total other income (loss)	3,336	2,567	8,583
NET INCOME (LOSS)	$7,394	$8,118	$20,112
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.60	$0.66	$1.63
WEIGHTED AVERAGE SHARES OUTSTANDING	12,336,088	12,323,044	12,353,246
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28	$1.12

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2020	September 30, 2020	December 31, 2019(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$58,166	$61,193	$35,351
Mortgage-backed securities, at fair value	1,081,380	1,113,620	1,401,778
Other investments, at fair value	292	5,290	—
Due from brokers	47,798	49,530	34,596
Financial derivatives–assets, at fair value	2,791	1,738	4,180
Reverse repurchase agreements	—	20,013	2,084
Receivable for securities sold	—	7,191	5,500
Interest receivable	4,114	4,562	5,016
Other assets	270	380	604
Total Assets	$1,194,811	$1,263,517	$1,489,109
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,015,245	$1,061,640	$1,296,272
Payable for securities purchased	—	5,308	19,433
Due to brokers	1,064	669	33
Financial derivatives–liabilities, at fair value	6,630	7,916	2,047
U.S. Treasury securities sold short, at fair value	—	19,986	2,070
Dividend payable	3,456	3,454	3,488
Accrued expenses	918	1,077	588
Management fee payable to affiliate	626	611	605
Interest payable	470	455	3,729
Total Liabilities	1,028,409	1,101,116	1,328,265
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,343,542, 12,334,636, and 12,455,758 shares issued and outstanding, respectively)	123	123	124
Additional paid-in-capital	229,614	229,551	230,358
Accumulated deficit	(63,335)	(67,273)	(69,638)
Total Shareholders' Equity	166,402	162,401	160,844
Total Liabilities and Shareholders' Equity	$1,194,811	$1,263,517	$1,489,109
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$13.48	$13.17	$12.91
(1)Derived from audited financial statements as of December 31, 2019.